Exhibit 99.1

AMRI Appoints Anthony J. Maddaluna to Board of Directors

– Pfizer Executive Brings Additional Pharmaceutical Industry Experience and Expertise to the Board –

ALBANY, N.Y., February 4, 2016 – AMRI (NASDAQ: AMRI) today announced that Anthony J. Maddaluna, Executive Vice President of Pfizer Inc. and President of Pfizer Global Supply, has been elected to the AMRI Board of Directors, effective as of February 4, 2016. In addition, the Company announced that Mr. Gabe Leung, a director and member of the audit committee since 2010, has retired from the AMRI Board of Directors in order to devote further time and attention to his other business ventures.

“Tony is a terrific addition to our Board of Directors, and we are extremely pleased to bring his extensive and valuable global pharmaceutical expertise to AMRI,” said William S. Marth, President and CEO. ”We believe Tony’s insights and counsel will be very beneficial for AMRI as we look to further expand our differentiated service offerings and serve as a strategic outsourcing resource for our customers.

I would like thank Gabe for his dedicated service to AMRI over the last 5 years. His expertise in the pharmaceutical industry has been a tremendous asset to us and I appreciate his enthusiasm and counsel as we’ve transformed AMRI into an integrated contract research, development and manufacturing company. We wish him all the best in his future endeavors.”

Tony’s career with Pfizer spans more than 40 years. He joined Pfizer in 1975 in St. Louis, Missouri, serving in the Minerals, Pigments and Metals (MPM) division in several positions, including Production Supervisor. From 1978 to 1983, he held various engineering positions in the Adams, Massachusetts, MPM division and subsequently worked in the Pharmaceutical division as Manager, Technical Training. In 1985, Tony relocated to Terre Haute, Indiana, where he held various positions before becoming Plant Manager. In 1994, he moved to Pfizer's Barceloneta, Puerto Rico plant as General Manager. He was named Vice President/Team Leader, Europe in 1998 and also had responsibility for Global Logistics, Global Operations Team and Strategic Planning during a portion of this time. He was named Vice President, Strategy & Supply Network Transformation in 2008, and Senior Vice President in 2009. Tony was named to his current position at Pfizer in 2011. Before joining Pfizer, Tony worked at the U.S. Environmental Protection Agency and at Johnson & Johnson as an engineer. Tony represents Pfizer on the National Association of Manufacturers (NAM) and is a member of the NAM Executive Committee. Tony holds a B.S. in Chemical Engineering from Northeastern University and an M.B.A. in Management and Organization Development from Southern Illinois University.

“I am honored to be appointed to AMRI’s Board of Directors,” said Anthony J. Maddaluna. “AMRI has established itself as an innovative force and a rapidly growing CRO/CDMO within the pharmaceutical outsourcing services industry, and I’m eager to contribute to the Company’s continued growth.”

About AMRI
Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing (DPM). Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API supports the chemical development and cGMP manufacture of complex API, including potent, controlled substances, steroids, hormones, cytotoxic compounds and sterile API. DPM supports development through commercial scale production of complex liquid-filled and lyophilized parenterals, sterile suspensions and ophthalmic formulations.

Contacts
Investors – Patty Eisenhaur, 518-512-2261
Media – Gina Rothe, 518-512-2512